EXHIBIT 99.1

Leidos Announces Plan for CEO Succession

Search for Executive Underway, John Jumper to Remain on Board of Directors following Appointment of New Leader

(Reston, VA) February 19, 2014 – Leidos (NYSE: LDOS) today announced that the company’s Chairman and CEO, John Jumper, will retire as CEO, beginning a planned leadership transition over the next several months.

The company’s Board of Directors has launched a thorough and thoughtful process to select a successor. The comprehensive search will evaluate both internal and external candidates. Jumper will continue as CEO until a successor is appointed. He will remain the chairman of the board following the transition.

Jumper’s retirement from his position as CEO adds another high point to a remarkable career of nearly five decades of service to private industry and the Nation, including 39 years in the Air Force, culminating as the chief of staff of the U.S. Air Force.

“John provided the strong leadership that SAIC, and now Leidos, needed during the transition from one world-class company to two. His ability to align the leadership team and lead through such a magnitude of change is unparalleled to any other CEO I have seen,” said Lawrence C. Nussdorf, lead director of company’s board. “We look forward to his continued service on our board of directors and his assistance in an orderly transition to a new CEO, as we implement the strategy being developed by the management team and the board of directors.”

Jumper was the chairman and CEO of SAIC beginning March 1, 2012, and continues his tenure with Leidos following the company’s separation on Sept. 27, 2013. Jumper has served as a member of the company’s board of directors since 2007. He was appointed chair of the board in 2012.

About Leidos

Leidos is a science and technology solutions leader working to address some of the world’s toughest challenges in national security, health, and engineering. The Company’s 23,000 employees support vital missions for our government and the commercial sector, develop innovative solutions to drive better outcomes, and defend our Nation’s digital and physical infrastructure from ‘new world’ threats. Leidos is headquartered in Reston, Va. and had approximately $6 billion in revenues for fiscal year 2013, on a pro forma basis, following the spin-off of the company’s technical, engineering and enterprise IT business on Sept. 27, 2013. For more information, visit www.Leidos.com.

Statements in this announcement, other than historical data and information, constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause our actual results, performance, achievements, or industry results to be very different from the results, performance, or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in Leidos’ Annual Report on Form 10-K for the period ended January 31, 2013, and other such filings that Leidos makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

Contact:

Melissa Koskovich

(571) 526-6850

koskovichm@leidos.com